Exhibit 12.01


                   SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions, except ratio)


                                                             Nine months ended
                                                                September 30,
                                                           ---------------------
                                                            1996          1995
                                                            ----          ----


Earnings before income taxes                               $1,081         $  705
                                                           ------         ------

Interest expense                                            1,095          1,029

Portion of rentals deemed
  to be interest                                               44             42
                                                           ------         ------

  Total fixed charges                                       1,139          1,071
                                                           ------         ------

Earnings before income taxes and
  fixed charges                                            $2,220         $1,776
                                                           ======         ======

Ratio of earnings to fixed charges                           1.95           1.66
                                                           ======         ======